Exhibit 8.1

Principal Subsidiaries and Consolidated Affiliated Entities of the Registrant

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Sentage Holdings Inc.	September 16, 2019	Cayman Islands	Parent, 100%	Investment holding
Sentage Hongkong Limited	September 25, 2019	Hong Kong	100%	Investment holding
Shanghai Santeng Technology Co., Ltd.	December 17, 2019	Shanghai, PRC	100%	WFOE, Consultancy and information technology support
Daxin Wealth Investment Management (Shanghai) Co., Ltd.	August 13, 2014	Shanghai, PRC	VIE	Consumer loan repayment and collection management services; and loan recommendation services to assist borrowers to obtain loans from various financial institutions services
Daxin Zhuohui Financial Information Services (Shanghai) Co., Ltd. (“Daxin Zhuohui”)	January 9, 2015	Shanghai, PRC	VIE	Consumer loan repayment and collection management services; and loan recommendation services to assist borrowers to obtain loans from various financial institutions services
Qingdao Buytop Payment Services Co., Ltd.	August 4, 2009	Qingdao,Shandong,PRC	VIE	Prepaid payment network services
Zhenyi Information Technology (Shanghai) Co., Ltd.	August 29, 2017	Shanghai, PRC	VIE	Provide technology and system development and support